As filed with the Securities and Exchange Commission on June 3, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 ______________________________

Airship AI Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	93-4974766
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

 ______________________________

8210 154th Ave NE

Redmond, WA  98052

(Address of principal executive offices, including zip code)

 ______________________________

Airship AI Holdings, Inc. 2023 Equity Incentive Plan

Supersimple AI, Inc. 2022 Combined Incentive and Non-Qualified Stock Option Plan

(Full title of the plan)

 ______________________________

Victor Huang

8210 154th Ave NE

Redmond, WA  98052

(877) 462-4250

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum

David J. Levine

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

(212) 407-4000 - Telephone

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) registers 4,456,241 shares of common stock, $0.0001 par value, of Airship AI Holdings, Inc., a Delaware corporation (the “Registrant”), that may be issued under the Airship AI Holdings, Inc. 2023 Equity Incentive Plan (the “2023 Plan”) and 2,906,484 shares of common stock of the Registrant that may be issued pursuant to the Supersimple AI, Inc. 2022 Combined Incentive and Non-Qualified Stock Option Plan (the “2022 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

* Information required by Item 1 and Item 2 of Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note to Part I of Form S-8. The documents containing information specified in Part I have been or will be separately provided to the participants in the 2023 Plan and the 2022 Plan covered by this Registration Statement, as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated by reference into this Registration Statement (except for the portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the Commission which are deemed not to be incorporated by reference into this Registration Statement):

1.	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on April 1, 2024;

2.	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed on May 15, 2024;

3.	the Registrant’s Current Report on Form 8-K filed on May 15, 2024; and

4.

the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-1 (File No. 333-276932), filed on February 7, 2024, including any amendment or report filed to update such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than documents or portions of documents deemed to be furnished pursuant to the Exchange Act), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

2

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. The Registrant’s charter limits the liability of our directors to the fullest extent permitted by Delaware law.

The Registrant has purchased and intends to maintain director and officer liability insurance to cover liabilities its directors and officers may incur in connection with their services to the Registrant, including matters arising under the Securities Act. The Registrant’s charter and bylaws also provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Registrant’s bylaws further provide that the Registrant will indemnify any other person whom it has the power to indemnify under Delaware law. In addition, the Registrant has entered into customary indemnification agreements with each of its officers and directors.

At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, officers, employees or agents in which indemnification will be required or permitted. The Registrant is not aware of any threatened litigation or proceedings that may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, executive officers or controlling persons, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

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ITEM 8. EXHIBITS.

Exhibit Number	Description of Exhibit
3.1

Certificate of Incorporation of Airship AI Holdings, Inc. (formerly known as BYTE Acquisition Corp.) (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on December 27, 2023).

3.2

Certificate of Amendment to Certificate of Incorporation of Airship AI Holdings, Inc. (formerly known as BYTE Acquisition Corp.) (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the SEC on December 27, 2023).

3.3	Bylaws of Airship AI Holdings, Inc. (incorporated by reference to Exhibit 3.3 to the registrant’s Current Report on Form 8-K filed with the SEC on December 27, 2023).
5.1*	Opinion of Loeb & Loeb LLP
23.1*	Consent of BPM LLP
23.2*	Consent of Loeb & Loeb LLP (contained in Exhibit 5.1)
24*	Power of Attorney (included on signature page hereof)
99.1*	Airship AI Holdings, Inc. 2023 Equity Incentive Plan.
99.2*	Supersimple AI, Inc. 2022 Combined Incentive and Non-Qualified Stock Option Plan.
107*	Filing Fee Table

*Filed herewith.

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ITEM 9. UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on June 3, 2024.

Airship AI Holdings, Inc.

By:	/s/ Victor Huang
Name:	Victor Huang
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Victor Huang and Mark E. Scott as the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, including a prospectus or an amended prospectus therein and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Victor Huang	Chief Executive Officer and Chairman of the Board	June 3, 2024
Victor Huang	(Principal Executive Officer)

/s/ Mark E. Scott	Chief Financial Officer	June 3, 2024
Mark E. Scott	(Principal Financial and Accounting Officer)

/s/ Derek Xu	Chief Operating Officer and Director	June 3, 2024
Derek Xu

/s/ Peeyush Ranjan	Director	June 3, 2024
Peeyush Ranjan

/s/ Louis Lebedin	Director	June 3, 2024
Louis Lebedin

/s/ Amit Mital	Director	June 3, 2024
Amit Mital

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